Exhibit 10.47

Titan Pharmaceuticals, Inc.

December 11, 2007

Robert Farrell

41 Thunderbird Drive

Novato, CA 94949

Dear Bob:

This letter will confirm the amendment to the severance provisions contained in your letter of employment with Titan dated August 9, 1996 (the “Letter Agreement”). If the terms discussed below are acceptable, please sign this letter where indicated and return it to Titan by December 14, 2007, retaining a copy for your records.

Section 2 of the Letter Agreement is deleted and replaced with the following new Section 2:

2.	Termination.

(a)	“At-Will” Employment. You or the Company may terminate the employment relationship at any time, for any reason, with or without Cause.

(b)	Severance. If your employment with the Company is terminated by the Company without Cause or by you for Good Reason, the Company will continue to pay your monthly salary on a regular bi-monthly basis and all options held by you will continue to vest and be exercisable in accordance with the terms thereof, for twelve (12) months from the date of termination. If your employment with the Company is terminated due to your death or Disability (as defined below), the Company will continue to pay your monthly salary on a regular bi-monthly basis, for six (6) months from the date of termination. Such payments shall be subject to offset by compensation paid to you, during such salary continuation period, for your services as an employee or independent contractor, of which compensation you agree to promptly notify the Company. Payments made under this paragraph shall be subject to all applicable withholdings. Notwithstanding the foregoing, to the extent that severance payments provided pursuant to this paragraph come within the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (collectively, “Section 409A”), and only to the extent necessary to comply with Section 409A, the payment of such severance payments shall be delayed and made to you no earlier than the earlier of (i) the last day of the 6th complete calendar month following termination of your employment with the Company or (ii) the date of your death, except, as permitted by Section 409A, that the payment of such severance payments shall not be so delayed from when they would otherwise be paid to the extent that (x) they otherwise would be paid on or before March 15 of the calendar year following the calendar year in which your employment is terminated or (y) such amounts constitute “involuntary severance” under Section 409A and are less than or equal to the lesser of (A) 200% of your annual compensation for the calendar year preceding the calendar year of your termination of employment or (B) 200% of the limitation amount under Section 401(a)(17) of the Code on tax-qualified retirement plan compensation in effect for the calendar year of your termination of employment. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(c)	Cause. For purposes of the Letter Agreement, “Cause” means (i) any willful misconduct by you in the performance of your duties; (ii) gross negligence in the performance, or negligent or intentional substantial non-performance, by you of your duties; (iii) your conviction by a competent court of law of or having plead guilty or no contest to any felony or misdemeanor (other than minor traffic violations or offences of a comparable magnitude not involving dishonesty, fraud, or breach of trust); (iv) your breach of your duty of loyalty to the Company; or (v) a material breach by you of the terms the Letter Agreement, provided that, prior to any termination of your employment for Cause, you shall be entitled to appear with counsel before the Board of Directors of the Company, and further provided that, in the case of item (ii) involving negligence and item (v), the Company shall provide written notice to you of the grounds on which Cause is asserted and a thirty (30) day opportunity to cure, if curable, following delivery of such notice. For purposes hereof, an action will be considered “willful” only if it is done intentionally, purposely and knowingly, distinguished from an act done carelessly, thoughtlessly or inadvertently. Additionally, the Company shall not consider your conduct within the scope of your duties and undertaken in good faith as falling within the scope of clauses (ii) or (v) above. For the purpose of the Letter Agreement, your date of termination in the event your employment is terminated for Cause shall be the date on which your are given notice of termination as provided for in this section, or any later date as may be set forth in such notice of termination. However, notwithstanding the preceding sentence, in the event you are provided with notice of the grounds on which Cause is asserted and an opportunity to cure such grounds as provided for in this section, and you fail to cure such grounds within the cure period, your date of termination for such Cause shall be the expiration of such cure period.

(d)	Disability. For purposes of the Letter Agreement, “Disability” shall mean a mental or physical condition that renders you incapable of diligently performing all of your essential duties and obligations to the Company for any period of three (3) consecutive months or four (4) months in any twelve (12) month period.

(e)	Good Reason. You may resign your employment hereunder for Good Reason, at any time, provided that (i) you provide the Company with at least thirty (30) days’ (but not greater than one hundred twenty (120) days) prior written notice thereof within thirty (30) days of the occurrence of the event giving rise to Good Reason, and (ii) you provide the Company with a thirty (30) day opportunity to cure the event giving rise to Good Reason following the delivery of such notice (the “Cure Period”). For the purpose of the Letter Agreement, the term “Good Reason” means (i) a material and substantial diminution your duties, authority, or responsibilities that would be inconsistent with your position, (ii) a material failure by the Company to pay your base salary as provided for herein, (iii) a relocation of the Company’s offices more than thirty (30) miles further from your current residence or (iv) any other material breach by the Company of the terms the Letter Agreement or of the Indemnification Agreement between you and the Company, provided, in each case, that such event is not cured during the Cure Period. For the avoidance of any doubt, if you do not provide the Company with timely notice as provided for in this paragraph with respect to an event purporting to give rise to Good Reason, you shall have waived your right to terminate your employment hereunder for Good Reason with respect to such event. For the purpose of the Letter Agreement, your date of termination in the event you resign your employment for Good Reason shall be the expiration date of the Cure Period, provided the Company has failed to materially cure the event giving rise to Good Reason.

The following new Section 6 is added to the Agreement:

6.

Code Section 409A. Unless otherwise expressly provided, any payment of compensation by the Company to you, whether pursuant to the Agreement or otherwise, shall be made on or before March 15 of the calendar year following the calendar year in which your right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” as defined by Section 409A). All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) by the Company to you are intended to comply with the requirements of Section 409A, and shall be interpreted consistent therewith. Neither the Company nor you, individually or in combination, may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. Notwithstanding anything herein to the contrary, no amendment may be made to the Agreement if it would cause this Agreement or any payment hereunder to not be in compliance with the requirements of Section 409A.

Sincerely,

/s/ MARC RUBIN
Marc Rubin Chief Executive Officer

Accepted by:

/s/ ROBERT FARRELL
Name:	Robert Farrell

12/13/07
Date: